For Further Information:

   United Financial Mortgage Corp.
   600 Enterprise Dr., Suite 206
   Oak Brook, IL 60523
   (630) 571-7222
   (630) 571-2623 Fax
   Contact:  Steve Khoshabe
           Chief Financial Officer
           <sk@ufmc.com>

   Coffin Communications Group
   15300 Ventura Boulevard, Suite 303
   Sherman Oaks, CA  91403
   (818) 789-0100
   (818) 789-1152 Fax
   Contact:  William F. Coffin, CEO
           David Watson, VP Media Relations
           <David.Watson@coffincg.com>

   FOR IMMEDIATE RELEASE:

               United Financial Mortgage Corporation Reports
     Record Revenues and Strong Earnings for Fiscal 2001 Third Quarter

                Nine Months Results Also Near Record Levels

   Oak Brook, Illinois, March 20, 2001 -- United Financial Mortgage Corporation (CHX: "UFM" or "the Company") today announced results for the third quarter and nine months ended January 31, 2001. Revenues for the three months ended January 31, 2001 were $3.82 million, an increase of 59.3% compared to $2.4 million for the three months ended January 31, 2000. Net income for the quarter was $158,278, or $0.04 per diluted share, compared to a net loss of $269,632 or ($0.06) per diluted share for the quarter ended January 31, 2000.

   Record Nine Months Revenues and Increased Net Income
   Revenues for the nine months ended January 31, 2001 rose 23% to $10.1 million, compared with $8.2 million for the nine months ending
   January 31, 2000. The nine months figures for fiscal 2001 saw earnings of $401,704 or $0.10 per diluted share, compared with a loss of $104,713 or ($0.02) per share for the equivalent period of fiscal 2000.

   The Company's third quarter earnings were boosted by a record rise in revenues stemming from an increase in new branch offices set against a background of a favorable interest rate enviornment.

   Commenting on the results, Joseph Khoshabe, President and CEO of United Financial Mortgage stated, "We are delighted to announce details of a quarter that has produced record revenues for our organization. We believe that these results are a strong validation of an ongoing growth strategy that has seen our organization positioned to take full advantage of industry trends toward increasing diversity and flexibility in product offerings. We are confident that our forward-looking and flexible approach will allow us to build on these results and promote a cycle of sustained growth for the Company."

   In addition, UFM announced that the proposed Agreement and Plan of Merger with Finantra Capital, Inc would not proceed as planned.
   About United Financial Mortgage United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states. The Company's web site www.ufmc.com allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

   This press release may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.